Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	M. Keith Waddell
Vice Chairman, President and
Chief Financial Officer
(650) 234-6000

ROBERT HALF INTERNATIONAL INC. REPORTS REVENUES AND EARNINGS FOR THE SECOND QUARTER OF 2008

MENLO PARK, California, July 23, 2008 — Robert Half International Inc. (NYSE symbol: RHI) today reported revenues and earnings for the second quarter ended June 30, 2008.

For the quarter ended June 30, 2008, net income was $74.6 million or $.48 per share, on revenues of $1.22 billion. Net income for the prior year’s second quarter was $72.7 million or $.44 per share, on revenues of $1.15 billion.

For the six months ended June 30, 2008, net income was $145.4 million or $.93 per share, on revenues of $2.45 billion. For the six months ended June 30, 2007, net income was $143.4 million or $.86 per share, on revenues of $2.25 billion.

Harold M. Messmer, Jr., chairman and chief executive officer of Robert Half International Inc., said: “We were pleased with the company’s business performance during the second quarter. Revenues grew 7 percent from the second quarter of last year and income per share increased 9 percent from the prior year’s second quarter.

“Revenues for our staffing operations remained at near-record levels, due in part to continued robust growth in our international operations. Our permanent placement operations had a particularly strong quarter, with revenues and earnings reaching all-time-high levels.”

Messmer also commented that the company’s return on equity was 29 percent for the quarter and has averaged 25 percent for the last five years.

Robert Half International management will conduct a conference call today at 5 p.m. EDT following the release. The dial-in number is 800-862-9098 (+1-785-424-1051 outside the United States) and the passcode is “Robert Half International.” A taped recording of this call will be available for replay beginning at approximately 8 p.m. EDT today and ending at 8 p.m. EDT on July 30. The dial-in number for the replay is 800-283-8217 (+1-402-220-0868 outside the United States). The conference call also will be archived in audio format on the company’s website at www.rhi.com.

Founded in 1948, Robert Half International Inc. is the world’s first and largest specialized staffing firm. It also is the parent company of Protiviti®, a global consulting and internal audit firm composed of experts in risk and advisory services. Robert Half’s specialized staffing divisions include Accountemps®, Robert Half® Finance & Accounting and Robert Half® Management Resources, for temporary, full-time and project professionals, respectively, in the fields of accounting and finance; OfficeTeam®, for highly skilled temporary administrative support personnel; Robert Half® Technology, for information technology professionals; Robert Half® Legal, for legal personnel; and The Creative Group®, for advertising, marketing and web design professionals.

Robert Half International has staffing and consulting operations in more than 400 locations worldwide.

Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect the company’s future operating results or financial positions. These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”, “expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

These risks and uncertainties include, but are not limited to, the following: changes in levels of unemployment and other economic conditions in the United States or foreign countries where the company does business, or in particular regions or industries; reduction in the supply of candidates for temporary employment or the company’s ability to attract candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for the company’s services, on the company’s ability to maintain its margins; the possibility of the company incurring liability for its activities, including the activities of its temporary employees, or for events impacting its temporary employees on clients’ premises; the possibility that adverse publicity could impact the company’s ability to attract and retain clients and candidates; the success of the company in attracting, training, and retaining qualified management personnel and other staff employees; whether governments will impose additional regulations or licensing requirements on personnel services businesses in particular or on employer/employee relationships in general; whether there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; and litigation relating to prior or current transactions or activities, including litigation that may be disclosed from time to time in the company’s SEC filings.

Additionally, with respect to Protiviti, other risks and uncertainties include the fact that future success will depend on its ability to retain employees and attract clients; there can be no assurance that there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; failure to produce projected revenues could adversely affect financial results; and there is the possibility of involvement in litigation relating to prior or current transactions or activities.

Because long-term contracts are not a significant part of the company’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The company undertakes no obligation to update information contained in this release.

A copy of this release is available at www.rhi.com.

ATTACHED:	Summary of Operations

Supplemental Financial Information

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net service revenues	$1,224,641	$1,149,128	$2,450,631	$2,246,553
Direct costs of services	708,017	656,443	1,423,019	1,293,139

Gross margin	516,624	492,685	1,027,612	953,414

Selling, general and administrative expenses	393,393	374,636	787,824	723,015
Amortization of intangible assets	618	818	1,259	1,092
Interest income	(1,506)	(3,073)	(3,520)	(7,090)

Income before income taxes	124,119	120,304	242,049	236,397
Provision for income taxes	49,551	47,578	96,697	92,964

Net income	$74,568	$72,726	$145,352	$143,433

Diluted net income per share	$.48	$.44	$.93	$.86

Shares:
Basic	152,877	160,781	153,722	162,302
Diluted	154,520	164,770	155,459	166,818

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

REVENUES:
Accountemps	$459,154	$431,754	$926,573	$848,047
OfficeTeam	218,917	215,751	438,565	423,369
Robert Half Technology	112,612	105,219	223,818	204,071
Robert Half Management Resources	165,012	151,117	334,984	296,711
Robert Half Finance & Accounting	127,850	115,023	243,464	213,709
Protiviti	141,096	130,264	283,227	260,646

Total	$1,224,641	$1,149,128	$2,450,631	$2,246,553

GROSS MARGIN:
Temporary and consultant staffing	$349,232	$335,635	$704,596	$656,112
Permanent placement staffing	127,836	115,023	243,417	213,709
Risk consulting and internal audit services	39,556	42,027	79,599	83,593

Total	$516,624	$492,685	$1,027,612	$953,414

OPERATING INCOME:
Temporary and consultant staffing	$96,499	$90,659	$195,394	$178,456
Permanent placement staffing	25,439	23,829	42,576	43,941
Risk consulting and internal audit services	1,293	3,561	1,818	8,002

Total	$123,231	$118,049	$239,788	$230,399

SELECTED CASH FLOW INFORMATION:
Amortization of intangible assets	$618	$818	$1,259	$1,092
Depreciation expense	$18,294	$17,331	$35,904	$33,250
Capital expenditures	$22,410	$22,284	$38,837	$46,383
Open market repurchases of common stock (shares)	3,469	3,627	4,495	5,659

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	June 30,
	2008	2007
	(Unaudited)

SELECTED BALANCE SHEET INFORMATION:
Cash and cash equivalents	$357,047	$389,600
Accounts receivable, less allowances	$631,318	$591,573
Total assets	$1,551,549	$1,497,900
Current liabilities	$515,826	$476,333
Notes payable and other indebtedness, less current portion	$3,633	$3,663
Total stockholders’ equity	$1,018,026	$1,005,563